Exhibit 99.1

Ashland reports financial results for fourth-quarter fiscal 20241, issues outlook for full-year fiscal 2025, provides portfolio optimization update and announces strategy update event

Financial results for fourth-quarter fiscal 20241

•
Sales of $522 million, up one percent from the prior-year quarter
•
Sold nutraceuticals business to Turnspire Capital Partners LLC
•
Previously announced carboxymethylcellulose (CMC), methylcellulose (MC) and nutraceuticals portfolio optimization initiatives reduced overall sales by approximately $24 million or five percent versus the prior-year quarter
•
Income from continuing operations of $19 million, or $0.39 per diluted share
•
Adjusted income from continuing operations excluding intangibles amortization expense of $61 million, or $1.26 per diluted share
•
Adjusted EBITDA of $124 million, up 68 percent from the prior-year quarter
•
Adjusted EBITDA below expectations, driven primarily by hydroxyethyl cellulose (HEC) operating issues of approximately $5 million while commissioning productivity investments in Specialty Additives, and softer coatings demand in China.
•
Cash flows provided by operating activities of $80 million; ongoing free cash flow2 of $88 million
•
Repurchased 1.7 million shares

WILMINGTON, Del., November 6, 2024 – Ashland Inc. (NYSE: ASH) today announced financial results1 for the fourth quarter of fiscal year 2024, which ended September 30, 2024, together with its fiscal year 2024 results summary, full-year fiscal 2025 outlook and provided an update on portfolio optimization activities. Ashland, a global additives and specialty ingredients company, holds leadership positions in high-quality, consumer-focused markets including pharmaceuticals, personal care and architectural coatings.

Sales in the fourth quarter were $522 million, versus $518 million in the prior-year quarter. Sales volume improved within the Personal Care, Specialty Additives and Intermediates segments, partially offset by lower Life Sciences sales volumes. Sales volume in Life Sciences was lower due to the CMC and nutraceuticals portfolio optimization initiatives. Consolidated year-over-year quarterly sales volumes increased, up four percent. Pricing was softer versus the prior year in a moderately deflationary raw material environment. The previously announced CMC, MC and nutraceuticals portfolio optimization initiatives reduced overall sales by approximately $24 million or five percent during the fourth quarter as certain lower margin products were curtailed or divested. Foreign currency favorably impacted sales by $2 million.

Net income was $16 million, up from a net loss of $4 million in the prior-year quarter. Income from continuing operations was $19 million, up from a loss of $8 million in the prior-year quarter, or income of $0.39 per diluted share, up from a loss of $0.15. Adjusted income from continuing operations excluding intangibles amortization expense was $61 million, up from $21 million in the prior-year quarter, or $1.26 per diluted share, up from $0.41. Adjusted EBITDA was $124 million, up 68 percent from $74 million in the prior-year quarter, driven by a sales and production volume recovery versus inventory corrective actions in the prior year, improving product mix due to portfolio optimization and deflationary raw materials, partially offset with lower pricing. Foreign currency had a $5 million favorable impact on Adjusted EBITDA when compared to the prior-year quarter.

Average diluted shares outstanding totaled 49 million in the fourth quarter, down from 51 million in the prior-year quarter following the company’s share repurchase activities over the past 12 months. Ashland repurchased 1.7 million shares during the fourth quarter and now has $620 million remaining under the existing evergreen share repurchase authorization.

Cash flows provided by operating activities totaled $80 million, down from $130 million in the prior-year quarter. Ongoing free cash flow2 totaled $88 million compared to $104 million in the prior-year quarter.

“Customer demand was generally consistent with our expectations in the fourth quarter and all business units delivered organic sales volume growth,” said Guillermo Novo, chair and chief executive officer, Ashland. “We generated high-single-digit revenue growth versus the prior year when adjusting for the full-quarter impact of our nutraceuticals divestiture and portfolio improvement initiatives. While most of our markets remain resilient, there were specific areas of weakness, primarily in China.”

“Year-over-year profitability grew significantly as our sales volume converged with customer end market demand and we compare against last year’s inventory reduction actions. Overall absorption at one of our U.S. cellulosic facilities was lower than expected due to unplanned manufacturing challenges related to the start-up of HEC productivity investments. Production at the site has normalized starting in early October,” concluded Novo.

Reportable Segment Performance

To aid in the understanding of Ashland’s ongoing business performance, the results of Ashland’s reportable segments are described below on an adjusted basis. In addition, EBITDA and adjusted EBITDA are reconciled to operating income in Table 4. Free cash flow, ongoing free cash flow and adjusted operating income are reconciled in Table 6 and adjusted income from continuing operations, adjusted diluted earnings per share and adjusted diluted earnings per share excluding intangible amortization expense are reconciled in Table 7 of this news release. These adjusted results are considered non-GAAP financial measures. For a full description of the non-GAAP financial measures used, see the “Use of Non-GAAP Measures” section that further describes these adjustments below.

Life Sciences

Sales were $192 million, down five percent from the prior-year quarter, primarily reflecting the CMC and nutraceuticals portfolio optimization initiatives, partially offset with pharma and crop-care sales growth. Pharma generated six percent revenue growth versus the prior-year quarter with stronger sales volumes that were partially offset by lower pricing. The CMC portfolio optimization initiative and nutraceuticals disposition reduced life sciences sales by approximately $15 million or seven percent during the fourth quarter. Foreign currency had a $1 million favorable impact on sales when compared to the prior-year quarter.

Adjusted operating income was $41 million compared to $31 million in the prior-year quarter. Adjusted EBITDA was $56 million, up 17 percent from $48 million in the prior-year quarter. Adjusted EBITDA growth primarily reflects higher production volumes, improved product mix, partially offset by lower pricing and the nutraceuticals divestiture. Foreign currency favorably impacted Adjusted EBITDA by $1 million when compared to the prior-year quarter.

Personal Care

Sales were $162 million, up 11 percent from the prior-year quarter, primarily reflecting higher sales volume, particularly in skin care and hair care, on improved demand in most regions. Personal Care’s globalization initiatives for biofunctionals and microbial protection delivered strong growth versus the prior-year quarter. As expected, oral care sales were adversely impacted by order timing with a key customer. The performance impact from Avoca moderated in the quarter, reflecting the start of actions to sell or exit the business. The CMC portfolio optimization initiative reduced personal care sales by approximately $3 million or two percent during the fourth quarter. Foreign currency had a negligible impact on sales when compared to the prior-year quarter.

Adjusted operating income was $27 million compared to $14 million in the prior-year quarter. Adjusted EBITDA was $47 million, up 31 percent from $36 million in the prior-year quarter. Adjusted EBITDA growth primarily reflects the impact of higher sales volumes and improved product mix. Foreign currency had a negligible impact on Adjusted EBITDA when compared to the prior-year quarter.

Specialty Additives

Sales were $144 million, consistent with the prior-year quarter, primarily reflecting higher sales volumes in coatings and performance specialties, offset by MC and CMC portfolio optimization and lower pricing. Lower pricing was primarily in coatings with the largest impact in China. The negative performance impact from energy end markets moderated on a soft comparison in the prior year. The CMC and MC portfolio optimization initiative reduced Specialty Additives sales by approximately $6 million or four percent during the fourth quarter. Foreign currency favorably impacted sales by $1 million or one percent.

Adjusted operating income was $13 million compared to a loss of $12 million in the prior-year quarter. Adjusted EBITDA was $29 million, up 263 percent from $8 million in the prior-year quarter. Adjusted EBITDA growth primarily reflects the impact of significantly higher production volumes, partially offset by lower pricing. Foreign currency had a negligible impact on Adjusted EBITDA when compared to the prior-year quarter.

Intermediates

Sales were $36 million, down three percent from the prior-year quarter. Merchant sales totaled $24 million, down from $25 million in the prior-year quarter, driven primarily by lower n-methyl-2-pyrrolidone (NMP) pricing which was partially offset with increased merchant butanediol (BDO) volumes. Captive internal BDO sales were $12 million, in-line with the prior-year quarter. Captive internal BDO sales are recognized at market-based pricing. Foreign currency had a negligible impact on sales when compared to the prior-year quarter.

Adjusted operating income was $7 million compared to zero in the prior-year quarter. Adjusted EBITDA was $10 million, up 233 percent from $3 million in the prior-year quarter. Adjusted EBITDA growth primarily reflects the impact of significantly higher production volumes and improved product mix, partially offset by lower pricing. Foreign currency had a negligible impact on Adjusted EBITDA when compared to the prior-year quarter.

Unallocated & Other

Unallocated and other expense was $41 million compared to $43 million in the prior-year quarter. Adjusted unallocated and other expense EBITDA was $18 million compared to $21 million in the prior-year quarter.

Fiscal Year 2024 Results Summary

Sales were $2.1 billion, down four percent from the prior year. A second half demand recovery was more than offset by portfolio optimization actions, softer pricing and normalized competitive dynamics and the related share shift in vinyl pyrrolidone and derivatives (VP&D) pharma.

Net income was $169 million, down from $178 million in the prior year. Income from continuing operations was $199 million, up from $168 million in the prior year, or $3.95 per diluted share, up from $3.13. Adjusted income from continuing operations excluding intangibles amortization expense was $224 million, up from $218 million in the prior year, or $4.45 per diluted share, up from $4.07.

Adjusted EBITDA was $459 million, in-line with the prior year. A second half demand recovery paired with increased production volumes, deflationary raw materials and improved product mix due to portfolio optimization was offset by first half inventory destocking, softer pricing and higher selling, administrative, research and development (SARD) expenses, primarily related to the reset of variable compensation. Adjusted EBITDA margin increased to twenty-two percent: an 80 basis-point increase compared to the prior year.

Cash flow provided by operating activities totaled $462 million, up from $294 million in the prior year. Ongoing free cash flow2 totaled $270 million compared to $217 million in the prior year.

Portfolio Optimization Actions

Ashland is taking the following actions to offset the impact of portfolio optimization and to further strengthen the company’s core:

•
Reviewing strategic alternatives for Avoca business line,

•
Completed a share buyback program of $150 million to offset the annual adjusted earnings per share impact from the divestiture of nutraceuticals and the future exit of Avoca,
•
Initiation of $30 million restructuring plan to offset impact from the nutraceuticals sale and other portfolio optimization actions, with 50 percent realization in fiscal year 2025 and 50 percent in fiscal year 2026,
•
Advancing a multi-year manufacturing optimization restructuring plan to improve operational cost and strengthen the competitive position of HEC and VP&D which is expected to generate pre-tax savings of $60 million once fully achieved, including savings of $5 million in fiscal year 2025.

Financial Outlook

For fiscal year 2025, Ashland’s outlook is based on the following assumptions:

•
Continued geopolitical and economic uncertainty results in lower overall growth in most regions,
•
China’s economy will remain challenged for the fiscal year, especially the property market,
•
Increased competitive intensity in China and several export markets result in volume growth being partially offset by additional price erosion,
•
+$45 million in improved first-half absorption when compared to inventory actions in fiscal 2024,
•
+$20 million in realized cost reduction actions,
•
generally stable raw material environment,
•
($30) million from reduced earnings and stranded costs from our nutraceuticals sale and other portfolio optimization actions,
•
($20) million in negative price carryover from fiscal year 2024,
•
For Avoca, Ashland exited an unprofitable tolling operation and will sell or close the remaining sclareolide business; ($15) million year-over-year EBITDA erosion, and
•
($10) million in variable incentive reset.

For fiscal year 2025, Ashland expects sales to be in the range of $1.90 billion to $2.05 billion, and Adjusted EBITDA to be in the range of $430 million to $470 million.

“Our portfolio optimization actions allow us to focus on high-value areas where we have technical and market leadership and our Globalize and Innovate initiatives will provide longer term growth catalysts,” said Guillermo Novo. “Although overall demand trends are improving, there is uncertainty around specific industry and regional dynamics, primarily related to challenging market conditions in China. In fiscal year 2025, we anticipate growing volumes to be partially offset with increased pricing competition.”

“In an environment with moderate growth and elevated uncertainty, we are increasing our focus on controllables that drive near term financial performance,” continued Novo. “Our priorities are to strengthen our core businesses and maximize performance by bolstering our competitive position.”

”To strengthen our core, we are initiating a restructuring plan to reduce our cost structure, increase manufacturing productivity and reduce our product cost, especially in our HEC and VP&D businesses. We have strengthened our teams, and they remain focused on driving our strategy of Execute, Globalize, and Innovate to deliver profitable organic growth. We are confident our strategy positions us well for the upcoming fiscal year and beyond. I look forward to sharing more insight into our plans as well as our outlook for fiscal year 2025 during our earnings call tomorrow morning,” finished Novo.

Conference Call Webcast

The company’s live webcast with securities analysts will include an executive summary and detailed remarks. The live webcast will take place at 9 a.m. ET on Thursday, November 7, 2024. Simultaneously, the company will post a slide presentation in the Investor Relations section of its website at http://investor.ashland.com.

To access the call by phone, please go to this registration link and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

Following the live event, an archived version of the webcast and supporting materials will be available for 12 months on http://investor.ashland.com.

Strategy update event

Ashland will host a strategy update event on Tuesday, December 10, 2024, in New York City. Presentations are expected to begin at 9:00 a.m. ET and conclude following Q&A sessions at 11:00 a.m. ET. After Q&A, in-person attendees will have the opportunity to discuss key initiatives with business line leaders and scientists in breakout sessions until 12:00 p.m ET. The company will provide an in-depth review of Ashland’s strategic priorities and key initiatives with an increased emphasis on driving near-term performance.

The event will include presentations and prepared remarks from members of Ashland’s executive team, as well as breakout sessions for in-person attendees. There will be an opportunity for both live and webcast attendees to ask questions during moderated Q&A sessions. By the start of the live event, Ashland will post the presentation and supporting materials and make them available for 12 months on http://investor.ashland.com.

Early registration is encouraged because in person seating is limited. To register, participants should use the following link: registration page.

Use of Non-GAAP Measures

Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes and certain other charges that are highly variable from year to year, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income, operating income, net income margin and operating income margin. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units, and provide continuity to investors for comparability purposes. EBITDA margin and adjusted EBITDA margin are defined as EBITDA and adjusted EBITDA divided by sales for the corresponding period.

Key items, which are set forth on Table 7 of this release, are defined as financial effects from significant transactions that, either by their nature or amount, have caused short-term fluctuations in net income and/or operating income which Ashland does not consider to reflect Ashland’s underlying business performance and trends most accurately. Further, Ashland believes that providing supplemental information that excludes the financial effects of these items in the financial results will enhance the investor’s ability to compare financial performance between reporting periods.

Tax-specific key items, which are set forth on Table 7 of this release, are defined as financial transactions, tax law changes or other matters that fall within the definition of key items as described above. These items relate solely to tax matters and would only be recorded within the income tax caption of the Statement of Consolidated Income. As with all key items, due to their nature, Ashland does not consider the financial effects of these tax-specific key items on net income to be the most accurate reflection of Ashland’s underlying business performance and trends.

The free cash flow metrics enable Ashland to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow provided by operating activities, free cash flow and ongoing free cash flow include the impact of capital expenditures from continuing operations and other significant items impacting free cash flow, providing a more complete picture of current and future cash generation. Free cash flow, ongoing free cash flow, and free cash flow conversion are non-GAAP liquidity measures that Ashland believes provide useful information to management and investors about Ashland’s ability to convert Adjusted EBITDA to ongoing free cash flow. These liquidity measures are used regularly by Ashland’s stakeholders and industry peers to measure the efficiency at providing cash from regular business activity. Free cash flow, ongoing free cash flow, and free cash flow conversion have certain limitations, including that they do not reflect adjustments for certain non-discretionary cash flows such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Adjusted diluted earnings per share is a performance measure used by Ashland and is defined by Ashland as earnings (loss) from continuing operations, adjusted for identified key items and divided by the number of outstanding diluted shares of common stock. Ashland believes this measure provides investors additional insights into operational performance by providing earnings and diluted earnings per share metrics that exclude the effect of the identified key items and tax specific key items.

The adjusted diluted earnings per share, excluding intangibles amortization expense metric enables Ashland to demonstrate the impact of non-cash intangibles amortization expense on earnings per share, in addition to key items previously mentioned. Ashland’s management believes this presentation is helpful to illustrate how previous acquisitions impact applicable period results.

Ashland does not quantitatively reconcile our guidance ranges for our non-GAAP measures to their most comparable GAAP measures in the Financial Outlook section of this press release. The guidance ranges for GAAP and non-GAAP financial measures reflect Ashland’s assessment of potential sources of variability in financial results and are informed by evaluation of multiple scenarios, many of which have interactive effects across several financial statement line items. Providing guidance for individual reconciling items between our non-GAAP financial measures and the comparable GAAP measures would imply a degree of precision and certainty in those reconciling items that is not a consistent reflection of our scenario-based process to prepare our guidance ranges. To the extent that a material change affecting the individual reconciling items between the Company’s forward-looking non-GAAP and comparable GAAP financial measures is anticipated, the Company has provided qualitative commentary in the Financial Outlook section of this press release for your consideration. However, as the impact of such factors cannot be predicted with a reasonable degree of certainty or precision, a quantitative reconciliation is not available without unreasonable effort.

About Ashland

Ashland Inc. (NYSE: ASH) is a global additives and specialty ingredients company with a conscious and proactive mindset for environmental, social and governance (ESG). The company serves customers in a wide range of consumer and industrial markets, including architectural coatings, construction, energy, food and beverage, personal care and pharmaceutical. Approximately 3,200 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com and ashland.com/ESG to learn more.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance, financial, operating cash flow and liquidity, as well as the economy and other future events or circumstances. These statements include but may not be limited to statements with respect to Ashland’s anticipations and expectations regarding its portfolio optimization activities, including anticipated savings (including pre-tax savings) for fiscal year 2025; expectations regarding maximizing performance and driving longer-term growth initiatives; management’s expectations and beliefs regarding Ashland’s fiscal-year 2025 results and outlook; and expectations regarding Ashland’s innovation strategies.

Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the impact of acquisitions and/or divestitures Ashland has made or may make (including the possibility that Ashland may not realize the anticipated benefits from such transactions); Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); severe weather, natural disasters, public health crises, cyber events and legal proceedings and claims (including product recalls, environmental and asbestos matters); the effects of the ongoing Ukraine/Russia and Israel/Hamas conflicts on the geographies in which we operate, the end markets we serve and on our supply chain and customers, and without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise.

1Financial results are preliminary until Ashland’s Form 10-K is filed with the U.S. Securities and Exchange Commission.

2The ongoing free cash flow metric excludes the impact of inflows and outflows from U.S. and Foreign Accounts Receivable Sales Program and payments related to restructuring and environmental and litigation-related matters in both the current-year and prior-year periods.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
William C. Whitaker	Carolmarie C. Brown
+1 (614) 790-2095	+1 (302) 995-3158
wcwhitaker@ashland.com	ccbrown@ashland.com

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONSOLIDATED INCOME (LOSS) (In millions except per share data - preliminary and unaudited)	Table 1

	Three months ended		Year ended
	September 30		September 30
	2024	2023	2024	2023

Sales	$522	$518	$2,113	$2,191
Cost of sales	348	389	1,495	1,523
GROSS PROFIT	174	129	618	668
Selling, general and administrative expense	101	109	404	365
Research and development expense	13	14	55	51
Intangibles amortization expense	17	23	76	93
Equity and other income	4	1	6	7
Income (loss) on acquisitions and divestitures, net	(15)	6	(115)	6
OPERATING INCOME (LOSS)	32	(10)	(26)	172
Net interest and other expense (income)	(9)	28	(24)	6
Other net periodic benefit loss	16	-	22	6
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	25	(38)	(24)	160
Income tax expense (benefit)	6	(30)	(223)	(8)
INCOME (LOSS) FROM CONTINUING OPERATIONS	19	(8)	199	168
Income (loss) from discontinued operations, net of income taxes	(3)	4	(30)	10
NET INCOME (LOSS)	$16	$(4)	$169	$178

DILUTED EARNINGS PER SHARE
Income (loss) from continuing operations	$0.39	$(0.15)	$3.95	$3.13
Income (loss) from discontinued operations	(0.06)	0.08	(0.59)	0.18
Net income (loss)	$0.33	$(0.07)	$3.36	$3.31

AVERAGE DILUTED COMMON SHARES OUTSTANDING(a)	49	51	50	54

SALES
Life Sciences	192	203	810	869
Personal Care	162	146	634	598
Specialty Additives	144	144	572	600
Intermediates	36	37	144	185
Intersegment Sales	(12)	(12)	(47)	(61)
	$522	$518	$2,113	$2,191

OPERATING INCOME (LOSS)
Life Sciences	43	31	168	172
Personal Care	14	14	73	52
Specialty Additives	9	(12)	(32)	10
Intermediates	7	-	29	50
Unallocated and other	(41)	(43)	(264)	(112)
	$32	$(10)	$(26)	$172

(a)
As a result of the loss from continuing operations for the three months ending September 30, 2023, the effect of the share-based awards convertible to common shares would be anti-dilutive. In accordance with U.S. GAAP, these shares have been excluded from the diluted earnings per share calculation for the period.

Ashland Inc. and Consolidated Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (In millions - preliminary and unaudited)	Table 2

	September 30	September 30
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$300	$417
Accounts receivable	243	338
Inventories	545	626
Other assets	107	125
Total current assets	1,195	1,506

Noncurrent assets
Property, plant and equipment
Cost	3,316	3,211
Accumulated depreciation	2,013	1,838
Net property, plant and equipment	1,303	1,373

Goodwill	1,381	1,362
Intangibles	751	886
Operating lease assets, net	114	122
Restricted investments	295	290
Asbestos insurance receivable	132	127
Deferred income taxes	210	22
Other assets	264	251
Total noncurrent assets	4,450	4,433

Total assets	$5,645	$5,939

LIABILITIES AND EQUITY
Current liabilities
Short-term debt	$-	$16
Trade and other payables	214	210
Accrued expenses and other liabilities	256	208
Current operating lease obligations	20	22
Total current liabilities	490	456

Noncurrent liabilities
Long-term debt	1,349	1,314
Asbestos litigation reserve	414	427
Deferred income taxes	29	148
Employee benefit obligations	110	100
Operating lease obligations	99	106
Other liabilities	286	291
Total noncurrent liabilities	2,287	2,386

Stockholders' equity	2,868	3,097

Total liabilities and stockholders' equity	$5,645	$5,939

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONSOLIDATED CASH FLOWS (In millions - preliminary and unaudited)	Table 3

	Three months ended		Year ended
	September 30		September 30
	2024	2023	2024	2023
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net income (loss)	$16	$(4)	$169	$178
Loss (income) from discontinued operations, net of income taxes	3	(4)	30	(10)
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	53	62	274	243
Original issue discount and debt issuance cost amortization	2	1	6	6
Deferred income taxes	(165)	(44)	(302)	(32)
Gain from sales of property and equipment	-	-	-	(1)
Loss (income) on acquisitions and divestitures, net	8	(7)	107	(7)
Stock based compensation expense	5	6	15	22
Excess tax benefit on stock based compensation	-	-	-	2
Loss (income) from restricted investments	(23)	15	(74)	(43)
Asset impairments	11	-	11	4
Pension contributions	(1)	(1)	(15)	(8)
Loss (gain) on pension and other postretirement plan remeasurements	14	(2)	14	(2)
Change in operating assets and liabilities(a)	157	108	227	(58)
Total cash flows provided by operating activities from continuing operations	80	130	462	294
CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(37)	(69)	(137)	(170)
Proceeds from disposal of property, plant and equipment	-	9	-	11
Proceeds from sale or restructuring of operations	26	-	26	-
Proceeds from settlement of Company-owned life insurance contracts	-	3	1	6
Company-owned life insurance payments	(4)	(4)	(5)	(5)
Other investing cash flows	-	-	(10)	-
Funds restricted for specific transactions	-	(2)	(5)	(9)
Reimbursements from restricted investments	18	12	79	58
Proceeds from sale of securities	14	11	53	47
Purchases of securities	(14)	(11)	(53)	(47)
Total cash flows provided (used) by investing activities from continuing operations	3	(51)	(51)	(109)
CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Repurchase of common stock	(150)	-	(380)	(300)
Proceeds from (repayment of) short-term debt	-	16	(16)	16
Cash dividends paid	(20)	(20)	(78)	(76)
Stock based compensation employee withholding taxes paid in cash	-	(1)	(5)	(11)
Total cash flows used by financing activities from continuing operations	(170)	(5)	(479)	(371)
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	(87)	74	(68)	(186)
Cash used by discontinued operations
Operating cash flows	(12)	(8)	(51)	(51)
Effect of currency exchange rate changes on cash and cash equivalents	-	2	2	8
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(99)	68	(117)	(229)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	399	349	417	646
CASH AND CASH EQUIVALENTS - END OF PERIOD	$300	$417	$300	$417

DEPRECIATION AND AMORTIZATION
Life Sciences	13	17	61	69
Personal Care	21	22	79	85
Specialty Additives	16	20	121	76
Intermediates	3	3	13	13
Unallocated and other	-	-	-	-
	$53	$62	$274	$243

(a)
Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA (In millions - preliminary and unaudited)	Table 4

	Three months ended
	September 30
Adjusted EBITDA - Ashland Inc.	2024	2023
Net income (loss)	$16	$(4)
Income tax expense (benefit)	6	(30)
Net interest and other expense (income)	(9)	28
Depreciation and amortization(a)	54	62
EBITDA	67	56
Loss (income) from discontinued operations, net of income taxes	3	(4)
Loss (gain) on pension and other postretirement plan remeasurements	14	(2)
Operating key items (see Table 5)	40	24
Adjusted EBITDA	$124	$74

Adjusted EBITDA - Life Sciences
Operating income	$43	$31
Add:
Depreciation and amortization(a)	15	17
Operating key items (see Table 5)	(2)	-
Adjusted EBITDA	$56	$48

Adjusted EBITDA - Personal Care
Operating income	$14	$14
Add:
Depreciation and amortization(a)	20	22
Operating key items (see Table 5)	13	-
Adjusted EBITDA	$47	$36

Adjusted EBITDA - Specialty Additives
Operating income (loss)	$9	$(12)
Add:
Depreciation and amortization	16	20
Operating key items (see Table 5)	4	-
Adjusted EBITDA	$29	$8

Adjusted EBITDA - Intermediates
Operating income	$7	$-
Add:
Depreciation and amortization	3	3
Adjusted EBITDA	$10	$3

(a)
Depreciation and amortization excludes accelerated depreciation expense of $1 million for Personal Care for the three months ended September 30, 2024, which is included as a key item within this table as a component of Adjusted EBITDA. Depreciation and amortization includes $2 million for Life Sciences associated with the Nutraceuticals business held for sale assets for the three months ended September 30, 2024, which is included as a key item within this table as a component of Adjusted EBITDA.

Ashland Inc. and Consolidated Subsidiaries SEGMENT COMPONENTS OF KEY ITEMS FOR APPLICABLE INCOME STATEMENT CAPTIONS (In millions - preliminary and unaudited)	Table 5

	Three Months Ended September 30, 2024
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated & Other	Total
OPERATING INCOME (LOSS)
Operating key items:
Asset impairments	$-	$(11)	$-	$-	$-	$(11)
Nutraceuticals sale	-	-	-	-	(8)	(8)
Nutraceuticals VAT reserve	-	-	-	-	(7)	(7)
Other plant optimization costs	-	(1)	(4)	-	-	(5)
Legal settlement	-	-	-	-	(4)	(4)
Environmental reserve adjustments	-	-	-	-	(4)	(4)
Restructuring, separation and other costs	-	-	-	-	(2)	(2)
Accelerated depreciation	-	(1)	-	-	-	(1)
Held for sale depreciation and amortization	2	-	-	-	-	2
All other operating income (loss)	41	27	13	7	(16)	72
Operating income (loss)	43	14	9	7	(41)	32

NET INTEREST AND OTHER EXPENSE (INCOME)
Key items					(21)	(21)
All other net interest and other expense					12	12
					(9)	(9)

OTHER NET PERIODIC BENEFIT LOSS
Key items					14	14
All other net periodic benefit losses					2	2
					16	16

INCOME TAX EXPENSE (BENEFIT)
Tax effect of key items(a)					(7)	(7)
Tax specific key items(b)					1	1
All other income tax expense					12	12
					6	6
INCOME (LOSS) FROM CONTINUING OPERATIONS	$43	$14	$9	$7	$(54)	$19

	Three Months Ended September 30, 2023
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated & Other	Total
OPERATING INCOME (LOSS)
Operating key items:
Environmental reserve adjustments	$-	$-	$-	$-	$(25)	$(25)
Restructuring, separation and other costs	-	-	-	-	(5)	(5)
Income on acquisitions and divestitures, net	-	-	-	-	6	6
All other operating income (loss)	31	14	(12)	-	(19)	14
Operating income (loss)	31	14	(12)	-	(43)	(10)

NET INTEREST AND OTHER EXPENSE (INCOME)
Key items					18	18
All other net interest and other expense					10	10
					28	28

OTHER NET PERIODIC BENEFIT LOSS (INCOME)
Key items					(2)	(2)
All other net periodic benefit costs					2	2
					-	-
INCOME TAX EXPENSE (BENEFIT)
Tax effect of key items(a)					(9)	(9)
Tax specific key items(b)					(20)	(20)
All other income tax expense					(1)	(1)
					(30)	(30)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$31	$14	$(12)	$-	$(41)	$(8)

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. See Table 7 for additional information.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions - preliminary and unaudited)	Table 6

	Three months ended		Year ended
	September 30		September 30
Free cash flows	2024	2023	2024	2023
Total cash flows provided by operating activities from continuing operations	$80	$130	$462	$294
Adjustments:
Additions to property, plant and equipment	(37)	(69)	(137)	(170)
Free Cash Flows	$43	$61	$325	$124
Cash (inflows) outflows from U.S. Accounts Receivable Sales Program(a)	10	26	(1)	40
Cash (inflows) outflows from Foreign Accounts Receivable Sales Program(b)	18	-	(104)	-
Restructuring-related payments(c)	4	5	14	8
Environmental and related litigation payments(d)	13	12	36	45
Ongoing Free Cash Flow	$88	$104	$270	$217

Net income (loss)	$16	$(4)	$169	$178
Adjusted EBITDA(e)	$124	$74	$459	$459

Operating Cash Flow Conversion(f)	500%	Not meaningful	273%	165%
Ongoing Free Cash Flow Conversion(g)	71%	141%	59%	47%

(a)
Represents activity associated with the U.S. Accounts Receivable Sales Program impacting each period presented.
(b)
Represents activity associated with the Foreign Accounts Receivable Sales Program impacting each period presented.
(c)
Restructuring payments incurred during each period presented.
(d)
Represents cash outflows associated with environmental and related litigation payments which will be reimbursed by the Environmental trust.
(e)
See Adjusted EBITDA reconciliation.
(f)
Operating Cash Flow Conversion is defined as Cash flows provided by operating activities from continuing operations divided by Net income (loss).
(g)
Ongoing Free Cash Flow Conversion is defined as Ongoing Free Cash Flow divided by Adjusted EBITDA.

	Three months ended		Year ended
	September 30		September 30
Adjusted Operating Income	2024	2023	2024	2023
Operating income (loss) (as reported)	$32	$(10)	$(26)	$172
Key items, before tax:
Nutraceuticals impairment and sale	8	-	107	-
Accelerated depreciation	1	-	57	-
Environmental reserve adjustments	4	25	45	56
Restructuring, separation and other costs	2	5	30	10
Asset impairments	11	-	11	4
Other plant optimization costs	5	-	10	-
Nutraceuticals VAT reserve	7	-	7	-
Argentina currency devaluation impact	-	-	5	-
Legal settlement	4	-	4	-
Income on acquisitions and divestitures, net	-	(6)	-	(6)
ICMS Brazil tax credit	-	-	-	(12)
Held for sale depreciation and amortization	(2)	-	(3)	-
Adjusted Operating Income (non-GAAP)	$72	$14	$247	$224

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7

	Three months ended		Year ended
	September 30		September 30
	2024	2023	2024	2023
Income (loss) from continuing operations (as reported)	$19	$(8)	$199	$168
Key items, before tax:
Nutraceuticals impairment and sale	8	-	107	-
Accelerated depreciation	1	-	57	-
Environmental reserve adjustments	4	25	45	56
Restructuring, separation and other costs	2	5	30	10
Loss (gain) on pension and other postretirement plan remeasurements	14	(2)	14	(2)
Asset impairments	11	-	11	4
Other plant optimization costs	5	-	10	-
Nutraceuticals VAT reserve	7	-	7	-
Argentina currency devaluation impact	-	-	5	-
Legal settlement	4	-	4	-
Income on acquisitions and divestitures, net	-	(6)	-	(6)
ICMS Brazil tax credit	-	-	-	(12)
Held for sale depreciation and amortization	(2)	-	(3)	-
Unrealized (gain) loss on securities	(21)	18	(60)	(29)
Key items, before tax	33	40	227	21
Tax effect of key items(a)	(7)	(9)	(31)	(1)
Key items, after tax	26	31	196	20
Tax specific key items:
Uncertain tax positions	-	(9)	9	(32)
Valuation allowance	5	(5)	5	(6)
Restructuring and separation activity	-	-	(115)	-
Other and tax reform related activity	(4)	(6)	(133)	(6)
Tax specific key items(b)	1	(20)	(234)	(44)
Total key items	27	11	(38)	(24)
Adjusted Income from Continuing Operations (non-GAAP)	$46	$3	$161	$144
Amortization expense adjustment (net of tax)(c)	15	18	63	74
Adjusted Income from Continuing Operations (non-GAAP) Excluding Intangibles Amortization Expense	$61	$21	$224	$218

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Uncertain tax positions: Includes the impact from the settlement of uncertain tax positions with various tax authorities.

- Valuation allowance: Includes the impact from the release of certain foreign tax credit valuation allowances.

- Restructuring and separation activity: Includes the tax impact of the held for sale classification for the Nutraceuticals business.

- Other and tax reform: Includes the impact from the remeasurement of foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during 2024.

(c)
Amortization expense adjustment (net of tax) tax rates were 19% and 20% for the three and twelve months ended September 30, 2024, respectively, and 20% for the three and twelve months ended September 30, 2023.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7 (Continued)

	Three months ended		Year ended
	September 30		September 30
	2024	2023	2024	2023
Diluted EPS from continuing operations (as reported)	$0.39	$(0.15)	$3.95	$3.13
Key items, before tax:
Nutraceuticals impairment and sale	0.16	-	2.14	-
Accelerated depreciation	0.02	-	1.14	-
Environmental reserve adjustments	0.08	0.49	0.90	1.04
Restructuring, separation and other costs	0.04	0.09	0.60	0.19
Loss (gain) on pension and other postretirement plan remeasurements	0.29	(0.04)	0.29	(0.04)
Asset impairments	0.22	-	0.22	0.08
Other plant optimization costs	0.10	-	0.20	-
Nutraceuticals VAT reserve	0.14	-	0.14	-
Argentina currency devaluation impact	-	-	0.10	-
Legal settlement	0.08	-	0.08	-
Income on acquisitions and divestitures, net	-	(0.12)	-	(0.11)
ICMS Brazil tax credit	-	-	-	(0.22)
Held for sale depreciation and amortization	(0.04)	-	(0.06)	-
Unrealized (gain) loss on securities	(0.42)	0.35	(1.20)	(0.54)
Key items, before tax	0.67	0.77	4.55	0.40
Tax effect of key items(a)	(0.13)	(0.18)	(0.62)	(0.02)
Key items, after tax	0.54	0.59	3.93	0.38
Tax specific key items:
Uncertain tax positions	-	(0.17)	0.18	(0.60)
Valuation allowance	0.10	(0.11)	0.10	(0.12)
Restructuring and separation activity	-	-	(2.30)	-
Other and tax reform related activity	(0.08)	(0.11)	(2.66)	(0.11)
Tax specific key items(b)	0.02	(0.39)	(4.68)	(0.83)
Total key items	0.56	0.20	(0.75)	(0.45)
Adjusted Diluted EPS from Continuing Operations (non-GAAP)	$0.95	$0.05	$3.20	$2.68
Amortization expense adjustment (net of tax)(c)	0.31	0.36	1.25	1.39
Adjusted Diluted EPS from Continuing Operations (non-GAAP) Excluding Intangibles Amortization Expense	$1.26	$0.41	$4.45	$4.07

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Uncertain tax positions: Includes the impact from the settlement of uncertain tax positions with various tax authorities.

- Valuation allowance: Includes the impact from the release of certain foreign tax credit valuation allowances.

- Restructuring and separation activity: Includes the tax impact of the held for sale classification for the Nutraceuticals business.

- Other and tax reform: Includes the impact from the remeasurement of foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during 2024.

(c)
Amortization expense adjustment (net of tax) tax rates were 19% and 20% for the three and twelve months ended September 30, 2024, respectively, and 20% for the three and twelve months ended September 30, 2023.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions - preliminary and unaudited)	Table 8

	Year ended
	September 30
Adjusted EBITDA - Ashland Inc.	2024	2023
Net income	$169	$178
Income tax benefit	(223)	(8)
Net interest and other expense (income)	(24)	6
Depreciation and amortization(a)	220	243
EBITDA	142	419
Income (loss) from discontinued operations, net of income taxes	30	(10)
Key items included in EBITDA:
Nutraceuticals impairment and sale	107	-
Accelerated depreciation	57	-
Environmental reserve adjustments	45	56
Restructuring, separation and other costs	30	10
Loss (gain) on pension and other postretirement plan remeasurements	14	(2)
Asset impairments	11	4
Other plant optimization costs	10	-
Nutraceuticals VAT reserve	7	-
Argentina currency devaluation impact	5	-
Legal settlement	4	-
Income on acquisitions and divestitures, net	-	(6)
ICMS Brazil tax credit	-	(12)
Held for sale depreciation and amortization	(3)	-
Adjusted EBITDA(b)	$459	$459

(a)
Depreciation and amortization excludes accelerated depreciation expense of $2 million and $55 million for Personal Care and Specialty Additives, respectively, for the twelve months ended September 30, 2024, which is included as a key item within this table as a component of Adjusted EBITDA. Depreciation and amortization includes $3 million for Life Sciences associated with the Nutraceuticals business held for sale assets for the twelve months ended September 30, 2024, which is included as a key item within this table as a component of adjusted EBITDA.
(b)
Includes $12 million during both 2024 and 2023 of net periodic pension and other postretirement costs recognized ratably through the fiscal year. These costs are comprised of service cost, interest cost, expected return on plan assets, and amortization of prior service credit.